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                   AMENDMENT TO THE DEFERRED COMPENSATION PLAN
           FOR BOARD MEMBERS OF THE DIME SAVINGS BANK OF NEW YORK, FSB

                             EFFECTIVE MAY 18, 2000

       The Deferred Compensation Plan for Board Members of The Dime Savings Bank of New York, FSB (the "Plan"), is hereby amended effective as of the date set forth above, as follows:

       1.     Sections 1.5 through 1.22 of the Plan are renumbered as Sections
1.6 through 1.23 and a new Section 1.5 is added to the Plan to read as follows:

              "Section 1.5 Company means Dime Bancorp, Inc."

       2. Section 3.2(c) of the Plan is amended in its entirety to read as follows:

              "(c)   A Participant's Interest Bearing Memorandum Account shall
              be credited monthly with interest at the rate in effect on three-month Treasury Bills as of November 30 of the preceding calendar year."

       3. Section 3.7(a) of the Plan is amended in its entirety to read as follows:

              "(a)   The Administrative Committee shall establish one or more
              Discretionary Accounts that are designated to provide one or more of the same deemed investment options as are offered under the Dime Bancorp, Inc. Voluntary Deferred Compensation Plan for Directors. The Bank shall maintain one or more separate Discretionary Accounts for each Participant who has directed that all or part of his deferred Fees be credited to such account(s). A Participant's Discretionary Accounts shall be credited with such portion of his deferred Fees as he shall direct in accordance with
              Section 3.1(a), as of the date on which such Fees would have been paid if an election to defer were not in effect."

       4. The first sentence of Section 3.8(f) of the Plan is amended in its entirety to read as follows:

              "Notwithstanding anything herein to the contrary, if, following a Change in Control (as defined in Section 3.10) or a Corporate Event (as defined below), one or more of the investment options under the Plan are eliminated, the Administrative Committee shall make available an investment option or have all accounts credited with earnings based on a single deemed investment (or, if the Administrative Committee fails to so act, an investment option or single deemed investment, as described in this sentence, shall automatically be made available


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              under the Plan) providing for a monthly investment return equal to no less than the published fixed rate return for 30-year U.S. Treasury securities as in effect on the last business day of each month (or, in the event such a return on 30-year U.S. Treasury securities is not then available, there shall be provided an investment return as shall be determined by the Committee (the "Director Umbrella Trust Committee") under the Umbrella Trust Agreement among the Company, the Bank and HSBC Bank USA, as
              Trustee with respect to the Covered Arrangements for Outside Directors of the Bank and Related Entities, and any successor agreement thereto (the "Director Umbrella Trust"))."

       5. A new Section 3.11 is added to the Plan after Section 3.10 to read as follows:

              "Section 3.11 Adjustments to Phantom Shares. In the event of a merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets (including cash) or other change in corporate structure affecting the common stock of the Company, a substitution or adjustment, as may be determined to be appropriate by the Administrative Committee (or, as applicable, the Director Umbrella Trust Committee) in its sole discretion, shall be made in the aggregate number of or type of Phantom Shares credited to a Participant's Stock Memorandum Account or Phantom II Account, and to the method of calculation of the value of Phantom Shares, including, but not limited to, the special valuation described in Section 3.9."

       6. Section 4.5 of the Plan is amended in its entirety to read as follows:

              "Section 4.5 Change in Control Distributions.

                     In the event of a Change in Control (as defined in Section
              3.10), a Participant may direct that all of the amounts then credited to the Participant's accounts (subject to any distribution restrictions applicable to amounts held in the Participant's Phantom II Account, if any) be distributable in a single lump sum (or otherwise as soon as practicable) to the Participant upon a Change in Control, in which event the amount of any further scheduled distribution shall be reduced by the amount previously distributed on account of such Change in Control."

       7.     A new Section 5.4 is added to the Plan to read as follows:

              "Section 5.4 Director Umbrella Trust Committee and Trustee.

              Notwithstanding anything in the Plan to the contrary, the Director Umbrella Trust Committee and the trustee under the Director Umbrella Trust (the "Director


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              Umbrella Trustee") shall have the discretionary authority to interpret the provisions of the Plan and related elections to the extent that interpretive authority is provided to the Director Umbrella Trust Committee and/or the Director Umbrella Trustee, as applicable, under the Director Umbrella Trust. The decisions of the Director Umbrella Trust Committee, the Director Umbrella Trustee and their delegatee(s) shall govern the interpretation of the Plan and any amendments thereto and related elections, notwithstanding any authority granted to another individual, group of individuals or entity herein, including, but not limited to, the authority to determine the amount, form and timing of payments hereunder."

       8.     A new Section 5.5 is added to the Plan to read as follows:

              "Section 5.5 Change in Control or Irrevocable Election.

              (a) Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control (as defined in Section 3.10) or an "Irrevocable Election" under the Director Umbrella Trust, no amendment may be made to the Plan or act be taken that, with respect to amounts deferred under the Plan as of the date of the Change in Control or Irrevocable Election, and earnings thereon,
              (i) adversely affects the rights of Participants to previously permitted forms of benefit payment or any previously elected (or automatically allowed) dates of benefit payment under Article IV,
              (ii) adversely affects the rights of Participants to such amounts and earnings thereon, (iii) eliminates the protections that apply hereunder upon a Change in Control or Irrevocable Election, or
              (iv) charges Plan expenses to Participant accounts.

              (b) Notwithstanding anything hereunder to the contrary, after a Change in Control (as defined in Section 3.10) or an "Irrevocable Election" under the Director Umbrella Trust, claims for benefits hereunder and other elections by a Participant or Beneficiary under the Director Umbrella Trust may be filed with the Director Umbrella Trustee, and the timely filing of such a claim or election shall be treated for all purposes of the Plan as if such claim or election was timely filed with the Administrative Committee."

       9. Section 6.9 of the Plan is amended in its entirety to read as follows:

              "Section 6.9 Governing Law.

                     The Plan shall be construed, administered and enforced
              according to the laws of the State of New York without regard to the principles of the conflicts of laws thereof, except to the extent that such laws are preempted by federal law."


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       10.    A new Section 6.10 is added to the Plan to read as follows:

              "Section 6.10 Cancellation of Irrevocable Election.

                     The provisions hereunder relating to periods after an
              "Irrevocable Election" under the Director Umbrella Trust shall no longer apply in the event the Irrevocable Election is revoked or cancelled pursuant to the terms of the Director Umbrella Trust, and the provisions of the Plan in effect prior to an Irrevocable Election shall again apply, unless and to the extent that, prior or subsequent to the revocation or cancellation of such Irrevocable Election, another Irrevocable Election or a Change in Control (as defined in Section 3.10) has occurred, with respect to which Plan provisions relating thereto will continue to separately apply."